TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT
THIS EXCUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of December 20, 2013 (the “Effective Date”) by and between Mills Pharmaceuticals, LLC., a Delaware limited liability company having an address at 557 Seventh Street, Brooklyn, NY 11215 (“MPI”), and BioVascular, Inc., a Delaware corporation having an address at P.O. Box #2343, Rancho Santa Fe, California 92067 (“BVI”). BVI and MPI may be referred to herein individually as a “Party” or collectively, as the “Parties.”
RECITALS
WHEREAS, BVI has developed and owns or controls certain intellectual property rights with respect to a controlled release formulation of anagrelide, among other things, and owns or controls certain know-how, technology, documentation, data, and other materials relating thereto; and
WHEREAS, MPI wishes to license such rights in order to develop and commercialize Products.
NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS. The following capitalized terms shall have the subsequent meanings when used in this Agreement. All other capitalized terms used herein are defined elsewhere in this Agreement.
1.1    “API” means active pharmaceutical ingredient.
1.2    “Affiliate” means, with respect to either Party, any person, corporation or other business entity which, directly or indirectly through one or more intermediaries, actually controls, is actually controlled by, or is under common control with such party. As used in this Section 1.2, “control” means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other business entity, whether through ownership of at least fifty percent (50%) of the voting securities or by contract relating to voting rights or corporate governance.
1.3    “Applicable Law” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of Products or the performance of either party’s obligations, or the exercise of either party’s rights, under this Agreement, including but not limited to all laws, regulations and guidelines governing the import, export, development,

- .

marketing, distribution and sale of the Product in the Territory and, to the extent relevant, all GCP, GLP or GMP standards or guidelines promulgated by any Regulatory Authorities or the ICH.
1.4    “BVI Know-How” means all Know-How owned, licensed, or controlled by BVI or its Affiliates as of the Effective Date or during the term of the Agreement necessary or useful for the discovery, research, Development, manufacture, or Commercialization of any Product.
1.5    “BVI Patents” means (a) those Patents set forth on Schedule 1.5 attached hereto (the “Initial BVI Patents”); (b) any other Patents owned, licensed, or controlled by BVI or any Affiliate thereof, or subject to an obligation of assignment to BVI or any Affiliate thereof, Covering or relating to any portion of the Technology; (c) any additions, divisionals, continuations, continuations-in-part, conversion, supplemental examinations, extensions, term restorations, registrations, re-instatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of the Initial BVI Patents or the Patents described in (b) above, and any other Patents owned, controlled, or licensed by BVI claiming priority to any of the foregoing or any of the Patents referenced in clause (a) or (b) above; and (d) all patents issuing from any of the Patents mentioned in clause (a), (b), or (c) above and any foreign counterparts of any such Patents, and which shall include, in any case, patents surviving post grant review and inter partes review.
1.6    “BVI Technology” means the BVI Know-How and the BVI Patents.
1.7    “BLA” means a Biologics License Application under the United States’ Public Health Services Act and Federal Food, Drug and Cosmetics Act, each as amended, and the regulations promulgated thereunder, or a comparable filing seeking Regulatory Approval in any country.
1.8    “Business Day” means any day other than Saturday, Sunday, or a day that is a federal legal holiday in the U.S.
1.9    “Calendar Day” means each of those seven (7) days in the week.
1.10    “Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for the Calendar Year in which this Agreement expires or is terminated, the period beginning on January 1 of such Calendar Year and ending on the effective date of such expiration or termination, and (c) for all other years, each successive twelve (12) consecutive month period beginning on January 1 and ending December 31.
1.11    “Cardiovascular Field” means the direct prevention, treatment, diagnosis of myocardial infarction, strokes and peripheral arterial disease in humans or other animals. For sake of clarity the Cardiovascular Field will not include the prevention, treatment or diagnosis of conditions that may ultimately lead to a decrease in the risk of thrombotic events, such as Myeloproliferative Disorders and other hematological indications.
1.12    “Commence” or “Commencement,” when used to describe any human clinical trial of a Product, means the first dosing of the first patient or subject for such trial with a Product or placebo.

1
- .

1.13    “Commercialization” means all activities that are undertaken after Regulatory Approval of a Product in a particular jurisdiction and that relate to the commercial marketing, sale, and/or distribution of such Product, including but not limited advertising and/or promotional activities.
1.14    “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a similarly situated bio-pharmaceutical company with sufficient resources devotes to research, development and/or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing.
1.15    “Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing under this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information belonging to the disclosing Party. Notwithstanding anything to the contrary herein information regarding the BVI Technology shall be deemed Confidential Information of both Parties.
1.16    “Controlled” means, with respect to any intellectual property or right therein, or any Regulatory Filing or Regulatory Approval, the possession by a Party of the ability to grant a license or sublicense, or make an assignment or transfer thereof, as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party.
1.17    “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

2
- .

1.18    “Develop” or “Development” means, with respect to a Product, engaging in preclinical, clinical, and other research or development activities, which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining the initial Regulatory Approval of a Product in a particular jurisdiction.
1.19    “DMF” means a drug master file, as provided for in 21 CFR § 314.420 or similar submission to or file maintained with the FDA or other Governmental Authority or Regulatory Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.
1.20    “EMA” means the European Medicines Agency or any successor agency thereof.
1.21    “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.
1.22    “Field” means the prevention, treatment, diagnosis, detection, monitoring, predisposition testing of all diseases, states or conditions in humans or other animals.
1.23    “First Commercial Sale” means, with respect to a particular jurisdiction, the first sale in such jurisdiction of a Product to a Third Party by MPI, any Affiliate thereof, or any Sublicensee in such jurisdiction following Regulatory Approval and Pricing Approval of such Product in such jurisdiction.
1.24    “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) CFR Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, (b) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (c) as set forth in the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.25    “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in Title 21, Part 58 of the CFR, (b) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time as well as any Rules Governing Medicinal Products in the European Community Vol. III, ISBN 92.825 9619-2 (ex—OECD principles of GLP), and

3
- .

(c) the Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.26    “GMP” means all applicable Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, Title 21, Parts 210, 211, 601 and 610 of the CFR, (b) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice, (c) the principles detailed in the ICH Q7A guidelines, (d) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.27    “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the European Union).
1.28    “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.29    “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any Regulatory Authority outside of the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. seq., and equivalent foreign regulations.
1.30    “Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, inventions, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other drug discovery and development technology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments inventions and other intellectual property (whether or not confidential, proprietary, patented or patentable), provided that Know-How shall not include Patents
1.31    “NDA” means a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) submitted to the FDA seeking regulatory approval to market and sell the Product for human therapeutic use in the United States (including a new drug application submitted under Section 505(b)(2) of the Act).
1.32    “Net Sales” means gross amounts invoiced or otherwise received for MPI’s, its Affiliates’, and Sublicensees’ sales of Products, less the sum of the following, to the extent related to the sale of such Products: (1) discounts in amounts reasonable or customary in the trade, including

4
- .

but not limited to trade, cash, consumer, and quantity discounts, and credits, price adjustments or allowances for damaged Products, returns, defects, recalls or rejections of Products or retroactive price reductions; (2) reasonable rebates, credits, and chargeback payments granted to federal, state/provincial, local and other governments or managed health care organizations, including their agencies, purchasers, and/or reimbursers, under programs available under or required by Applicable Law, or reasonably entered into to sustain and/or increase market share for Products; (3) sales, value added, use, excise, and similar taxes; (4) amounts allowed or credited on returns for defective, damaged, expired, or otherwise unuseable or unsaleable Products; (5) freight, shipping, handling, and insurance charges; and (6) import or export duties, tariffs, or similar charges incurred with respect to the import or export of Products into or out of any country. Such amounts shall be determined from the books and records of MPI, its Affiliates, and Sublicensees maintained in accordance with such reasonable accounting principles as may be consistently applied by MPI, its Affiliates, and Sublicensees.
Products and Services are considered “sold” when billed out or invoiced or, in the event such Products are not billed out or invoiced, when the consideration for sale of the Products is received. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) Products used by MPI, its Affiliates, or Sublicensees for their internal use, (ii) the distribution of reasonable quantities of promotional samples of Products, (iii) Products provided for clinical trials or research, development, or evaluation purposes, or (iv) Products provided by or on behalf of MPI, an Affiliate or a Sublicensee to MPI, an Affiliate or a Sublicensee for purposes of resale, provided such resale is subject to a payments due BVI under Section 3.2(a) or Section 3.2(b) (as applicable) of this Agreement.
Notwithstanding anything to the contrary, in the event that any Product includes APIs, drug delivery devices, or other technologies for which rights are not included in the licenses or sublicenses granted under this Agreement (“Other Technologies”) but, with respect to the Other Technologies, may each or collectively form the basis for a product separate from a Product (a “Combination Product”), the Net Sales of such Combination Product in a particular country, for the purposes of determining royalty payments due to BVI hereunder, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction A/(A+B), where A is the weighted average sale price of the Product without the Other Technologies (the “Basic Product”) when sold separately in finished form in such country, and B is the weighted average sale price(s) of product(s) including the Other Technologies (such products, “Other Products”) sold separately in finished form in such country (if there is more than one Other Product, B shall equal the sum of all such Other Products’ weighted average sale prices in such country).
In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price of the Basic Product in such country can be determined but the weighted average sale price(s) of the Other Product(s) in such country cannot be determined, Net Sales for purposes of determining royalty payments for such Combination Product in such country shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction A/C where A is the weighted average sale price of the Basic Product when sold separately in finished form in such country and C is the weighted average sale price of the Combination Product in such country.

5
- .

In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price(s) of the Other Product(s) in such country can be determined but the weighted average sale price of the Basic Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the formula one (1) minus (B/C) (which may also be written as 1- (B/C)), where B is the weighted average sale price(s) of the Other Product(s) when sold separately in finished form in such country and C is the weighted average sale price of the Combination Product in such country (if there is more than one Other Product, B shall equal the sum of all such Other Products’ weighted average sale prices in such country).
In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price(s) in such country of neither the Basic Product nor the Other Product(s) in the Combination Product can be determined, the Net Sales of the Combination Product shall, for the purposes of determining royalty payments with respect to such Combination Product, be commercially reasonable and determined by good faith negotiation between MPI and BVI consistent with the ratios and related principles referenced above and based on the relative value of the Technology and the Other Technologies included in such Combination Product.
The weighted average sale price for a Basic Product, Other Product(s), or Combination Product in a particular country shall be calculated once for each Calendar Year and such price shall be used during all applicable royalty reporting periods for such Calendar Year. When determining the weighted average sale price of a Basic Product, Other Product(s), or Combination Product in a particular country, the weighted average sale price shall be calculated by dividing the sales dollars by the units of Basic Product, Combination Product, or Other Product sold in such country during the twelve (12) months (or the number of months sold in a partial Calendar Year) of that Calendar Year for the respective Basic Product, Other Product(s), or Combination Product. For each Calendar Year, a reasonably forecasted weighted average sale price will be used for the Basic Product, Other Product(s), or Combination Product, which forecasted weighted average sale price will be, for each Calendar Year other than the initial Calendar Year (or portion thereof) during which the Combination Product is sold, no less than the weighted average sale price for the Basic Product, Other Product(s), or Combination Product in a particular country calculated for the preceding Calendar Year. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the payment due with respect to the following Calendar Year.
Notwithstanding anything to the contrary, in the case of discounts on “bundles” of separate products or services which include Products (such “bundles” including but not limited to (i) contingent arrangements involving drugs that share the same NDC (whether the same or different package sizes), drugs with different NDCs, or drugs and other products or services, (ii) circumstances in which a discount is conditioned on the achievement of some other performance requirement for the Product or other product or service (e.g. achievement of market share or placement on a formulary tier), or (iii) otherwise where the resulting price concessions or discounts are greater than those which would have been available had the bundled products or services been purchased separately or outside the bundled arrangement), MPI may calculate Net Sales and royalties due hereunder by applying a discount to the price of a Product equal to the average percentage discount of all products or services of MPI, its Affiliate(s), or Sublicensee(s) in a particular “bundle”, calculated as follows:

6
- .

Average percentage discount on a particular “bundle”	=	[1 - (X/Y)] x 100

where X equals the total discounted price of a particular “bundle” of products or services, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product or service in such “bundle”. MPI shall provide BVI documentation reasonably supporting such average discount with respect to each “bundle.” If a Product in a “bundle” is not sold separately, and no bona fide list price exists for such Product, MPI and BVI shall, for purposes of calculating Net Sales and royalties due hereunder, negotiate in good faith a reasonable imputed list price for such Product and Net Sales with respect thereto shall be based on such imputed list price.
1.33    “Paragraph IV Certification” means a certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, which shall include but not be limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any jurisdiction outside the United States, included in (or made with respect to or in connection with) a regulatory filing concerning a Product or Competing Product and challenging the validity, infringement, or enforceability of any BVI Patent(s).
1.34    “Patent(s)” means any granted or issued patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, supplemental examinations, patents reviewed under post grant review or inter partes review, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.
1.35    “Phase 2 Trial” means a human clinical trial of a Product, the principal purpose of which is to make a preliminary determination that such Product is safe and active in a patient population for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b).
1.36    “Phase 3 Trial” means a human clinical trial of a Product, which trial is designed to: (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) be generally consistent with 21 CFR § 312.21(c).
1.37    “Pricing Approval” means any pricing and reimbursement approvals which must be obtained by MPI from Regulatory Authorities prior to it being reimbursed for sales of Products.
1.38    “Product” means a product that is Covered by one or more BVI Patents in any country in which such product or any part thereof is made, used, or sold.
1.39    “Regulatory Approval” means any and all approvals (including supplements, amendments, and pre- and post-approvals), licenses, registrations, clearances, or authorizations of

7
- .

any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or, in MPI’s reasonable judgment, sale of a Product for human therapeutic use in a particular jurisdiction.
1.40    “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical or biological products in a particular jurisdiction, including the FDA with respect to the United States, and where applicable any ethics committee or any equivalent review board.
1.41    “Regulatory Filing” means, with respect to the United States, an NDA, BLA, or IND, any foreign counterparts or equivalents of any of the foregoing, any DMFs, and any other filings or submissions required by or provided to Regulatory Authorities relating to the manufacture, Development or Commercialization of any Product, including any supporting documentation, data, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.
1.42    “Sublicensee” means a Third Party granted a sublicense to any of the rights granted to MPI and its Affiliates under this Agreement.
1.43    “Sublicensing Royalty Revenue” means sales-based royalties actually received by MPI or its Affiliate from a U.S. Sublicensee as consideration for the grant of rights under BVI Technology to such U.S. Sublicensee pursuant to a U.S. Sublicense.
1.44    “Technology” means the controlled release formulation of anagrelide more fully described in Schedule 1.44 hereto.
1.45    “Term” has the meaning assigned to it in Section 8.1.
1.46    “Territory” means the world.
1.47    “Third Party” means any entity other than (a) BVI, (b) MPI, or (c) any Affiliate of either Party.
1.48    “TRIPS” means the Agreement on Trade Related Aspects of Intellectual Property Rights administered by the World Trade Organization.
1.49    “United States” or “U.S.” shall mean the United States of America and its territories and protectorates.
1.50    “U.S. Sublicense” means a sublicense granted to a third party under the BVI Technology that includes rights to Commercialize the Product in the United States (whether alone or with other territories).
1.51    “U.S. Sublicenses” means a Sublicensee under a U.S. Sublicense.

8
- .

1.52    “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within five (5) years of its initial filing, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued Patent, notwithstanding the foregoing definition.

2.	LICENSES; SUBLICENSING.
2.1    License to MPI. BVI hereby grants to MPI and its Affiliates an exclusive license, with the right to sublicense as set forth in Section 2.2, under the BVI Technology to make, have made, use, sell, offer for sale, import, and export Products in the Field in the Territory.
2.2    Sublicensing. MPI and its Affiliates shall have the right to sublicense their rights under this Agreement (including but not limited to such rights granted under Section 2.1) to one or more Third Parties (and such Third Parties’ rights may include the right to further sublicense the rights granted hereunder). MPI shall, subject to any obligations of confidentiality to any Sublicensee, provide BVI a written copy of each such sublicense (and each amendment thereto, if any) promptly following its execution. Each such sublicense shall (i) be consistent with this Agreement and (ii) contain terms and conditions reasonably sufficient to enable MPI to comply with the terms of this Agreement.
2.3    Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that MPI may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event MPI elects to retain its rights as a licensee under such Code, MPI shall be entitled to complete access to any technology or intellectual property licensed to it hereunder and all embodiments of such technology and intellectual property. Such embodiments of the technology and intellectual property shall be delivered to MPI not later than:
(a)    the commencement of bankruptcy proceedings against BVI, upon written request, unless BVI elects to perform its obligations under this Agreement, or
(b)    if not delivered above under this Section 2.4, upon the rejection of this Agreement by or on behalf of BVI, upon MPI’s written request.

3.	FINANCIAL TERMS
3.1    Up-front Payment. Subject to payments to be made to Comerica Bank pursuant to Section 3.8, upon the later of (i) BVI performing all of its obligations under Section 4.1 as requested to date by MPI to MPI’s reasonable satisfaction and BVI having delivered all of the

9
- .

items in Schedule 3.1 or (ii) 30 days from the Effective Date, MPI will pay BVI a license fee equal to [***] Dollars ($[***]).
3.2    Royalties.
(b)    Subject to payments to be made to Comerica Bank pursuant to Section 3.8, MPI shall pay to BVI royalties on Net Sales at the rates set forth in the following tiers:

Cumulative Net Sales’ in a Calendar Year (“Annual Net Sales”)	Rate
Portion of Annual Net Sales under $[***]	[***]%
Portion of Annual Net Sales equal to or greater than $[***] or less than $[***]	[***]%
Portion of Annual Net Sales equal to or greater than $[***]	[***]%

1.
In calculating the Annual Net Sales for the purposes of determining the applicable royalty rate Annual Net Sales shall include the cumulative Net Sales of MPI, its Affiliates and all Sublicensees (including U.S. Sublicensees) in a Calendar Year. For the avoidance of doubt, the Net Sales of U.S. Sublicensees shall not be included in the calculation of royalties due under Section 3.2(a).

(c)    Notwithstanding the foregoing, in the event of a U.S. Sublicense, MPI shall, with respect to the territories covered by such U.S. Sublicense and subject to payments to be made to Comerica Bank pursuant to Section 3.8, pay to BVI the higher (as determined at the end of each Calendar Year with respect to Net Sales occurring or Sublicensing Royalty Revenue received during such Calendar Year) of (i) the applicable royalty payable under Section 3.2(a) or (ii) the percentage of Sublicensing Royalty Revenue at the rates set forth below.

Time of Entering into the U.S. Sublicense	Percentage of Sublicensing Royalty Revenue
Prior to the Commencement of Phase 3 Trials	[***]%
Following the Commencement of Phase 3 Trials	[***]%

3.3    Third Party Royalties. If (a) a Product is Covered by a claim of any patent(s) or patent application(s) owned, licensed, or controlled by a Third Party in any country of the Territory, and MPI, an Affiliate thereof, or any Sublicensee licenses such patent(s) or patent application(s) or (b) MPI, an Affiliate thereof, or any Sublicensee reasonably determines that it is necessary or advisable to obtain a license to any patent(s) or patent application(s) owned, licensed, or controlled by a Third Party in order to minimize, mitigate, or avoid the risk of infringement-related litigation with respect to the manufacture, use, Commercialization or Development of a Product in any country of the Territory, then MPI shall notify BVI of the same and shall be entitled to deduct [***] percent ([***]%) of the earned royalties paid to any such Third Party for any such rights with respect to a sale of such Product in a particular country (such consideration, “Third Party Royalties”) from the payments due BVI under Section 3.2(a) of this Agreement, provided that such amounts payable shall not be reduced, with respect to Net Sales of any Product, below [***] percent ([***]%) of the amounts otherwise due BVI under Section 3.2(a) with respect to such Product.

10
- .

3.4    Compulsory Licenses. Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the Applicable Laws of any country in the Territory under the BVI Patents, the Party receiving notice thereof or otherwise becoming aware thereof shall promptly notify the other Party thereof, including any material information concerning such compulsory license, and the total amount payable under this Section 3 with respect to sales of Products in such country will be adjusted to match any lower amount such Third Party may be allowed to pay with respect to the sales of such Products with such lower amount subject to further adjustments pursuant to Sections 3.3 above.
3.5    Milestone Payments. Subject to payments to be made to Comerica Bank pursuant to Section 3.8, MPI shall pay BVI the following amounts, which shall be non-refundable and non-creditable, within thirty (30) Calendar Days of the initial achievement of the indicated milestone (the “Milestone Payments”) with respect to Products outside of the Cardiovascular Field:

Milestone	Payment
Commencement of Phase 2 Clinical Trial under an IND submitted by MPI or its Sublicensee	$[***]
Commencement of Phase 3 Clinical Trial under an IND submitted by MPI or its Sublicensee	$[***]
Acceptance by FDA of an NDA submitted by MPI or its Sublicensee	$[***]
Approval by FDA of an NDA submitted by MPI or its Sublicensee	$[***]
Upon the First Commercial Sale in two of the following five countries: France, Germany, Spain, Italy and the United Kingdom.	$[***]

In addition, additional onetime Milestone Payments shall be payable by MPI to BVI within thirty (30) Calendar Days of the initial achievement of the milestone indicated above with respect to a Product in the Cardiovascular Field. The Milestone Payments for the Cardiovascular Field shall be in the same amounts as indicated above, except that the first Milestone Payment for the commencement of Phase 2 Clinical Trial in the Cardiovascular Field shall be [***] Dollars ($[***]).
MPI shall provide BVI written notice of the achievement of each milestone described above within thirty (30) Calendar Days of such achievement. Notwithstanding anything to the contrary, each Milestone Payment is payable not more than twice under this Agreement (not more than once for Products outside of the Cardiovascular Field and not more than once for Products within the Cardiovascular Field, with respect to the initial accomplishment thereof in the respective segment of the Field), regardless of the number of Products (or indications therefor) or the number of times such milestone may be achieved within the respective segment of the Field.

11
- .

3.6    Royalty Term. Subject to any earlier termination of this Agreement, amounts due under Section 3.2 shall only be payable on a country-by-country and Product-by-Product basis for sales occurring, as applicable, with respect to a particular Product in a particular country prior to the first date on which there are no Valid Claims of any BVI Patent Covering such Product in such country, (such period for a particular Product in a particular country, the “Royalty Term” for such Product in such country).
3.7    Payments and Payment Reports. Except as otherwise provided in this Section 3, all royalties and payments due under this Section 3 shall be paid within sixty (60) Calendar Days of the end of the Calendar Year during which the applicable Net Sales occur or Sublicensing Royalty Revenue is received. Each royalty payment shall be accompanied by a statement (i) stating (as applicable) the aggregate Net Sales, by country, of each Product sold during the relevant Calendar Year by MPI, its Affiliates and Sublicensees, and the Sublicensing Royalty Revenue received by MPI and its Affiliates during the relevant Calendar Year, and (ii) detailing the calculation of royalties and amounts due for such Calendar Year. Notwithstanding anything to the contrary herein, to the extent MPI is unable to make a payment or provide a report when due as a result of a Sublicensee failing to (i) provide MPI with the information needed for MPI to prepare the reports required under this Section 3.7 or (ii) pay royalties due to MPI for Net Sales accruing during the applicable Calendar Year, MPI shall have up to an additional sixty (60) Calendar Days after the end of the Calendar Year to report to BVI Sublicensee Net Sales for such Calendar Year and to provide the royalty payment due thereon.
3.8    Payment Method. All payments due under this Agreement to BVI shall be made by bank wire transfer in immediately available funds to an account designated by BVI in writing, provided, however, that the portion of the payments due to BVI under Sections 3.1, 3.2 and 3.5 of this Agreement that are identified in Schedule 3.8 hereto (the “Comerica Payments”) shall be paid to Comerica Bank pursuant to the Consent and Assignment Agreement between Comerica Bank, BVI and MPI dated as of December 16, 2013, and the amount to be paid directly to BVI pursuant to such Sections shall be reduced by the applicable Comerica Payments. Any such payment made to Comerica Bank shall be deemed to be a payment of such amount to BVI hereunder and shall satisfy in full MPI’s obligations to BVI with respect to such payments. All payments hereunder shall be made in the legal currency of the United States.
3.9    Taxes. In the event any tax or similar amount is paid or required to be withheld by MPI or any Affiliate thereof for the benefit of BVI on account of any royalties or other payments payable to BVI under this Agreement, the corresponding amounts payable to BVI shall be reduced by the amount of taxes or similar amounts deducted and withheld, and MPI shall pay the amounts of such taxes or similar amounts to the proper Governmental Authority in a timely manner and promptly transmit to BVI an official tax certificate or other evidence of such tax or other obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable BVI to claim such payment of taxes or similar amounts. Any such withholding taxes or similar amounts required under applicable law to be paid or withheld shall be an expense of, and borne solely by, BVI. MPI will provide BVI with, at BVI’s expense, reasonable assistance to enable BVI to recover such taxes or amounts otherwise withheld as permitted by law.

12
- .

3.10    Sublicenses. For avoidance of doubt, the Parties agree that in the event that MPI grants licenses or sublicenses to Third Parties any right under BVI Technology to sell Products, MPI shall include in such licenses or sublicenses an obligation for such Sublicensee to account for and report its sales of Products on a basis reasonably sufficient to enable MPI to pay BVI the royalties due under this Agreement and satisfy MPI’s reporting obligations hereunder.
3.11    Foreign Exchange. With respect to Net Sales invoiced in a currency other than United States dollars, such Net Sales will be converted into the United States dollar equivalent using the average conversion rate existing in the United States (as reported in The Wall Street Journal, New York edition) during the applicable Calendar Year. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.
3.12    Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, payments under this Agreement arising from activities in that country for which MPI or an Affiliate thereof does not receive payment in United States’ currency, freely useable outside of such country, shall, notwithstanding anything to the contrary, be paid to BVI in the country in local currency by deposit in a local bank designated by MPI, unless the Parties otherwise mutually agree in writing.
3.13    Interest. If MPI fails to make any payment when due to BVI under this Agreement, then interest shall accrue on the balance due on a daily basis at a rate equal to LIBOR (as published in The Wall Street Journal, New York edition) plus one percent (1%), or at the maximum rate permitted by applicable law, whichever is the lower, until MPI meets the full financial obligation due.
3.14    Records; Audits. MPI shall keep or cause to be kept such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this Agreement; such records must be kept for a minimum of three (3) years following the Calendar Year to which such records pertain. At the request (and expense) of BVI, MPI shall permit BVI to engage an independent certified public accounting firm reasonably acceptable to MPI, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to BVI’s request, the correctness or completeness of any royalty report or payment made under this Agreement. BVI shall promptly provide a copy of the results of any such audit or examination to MPI. BVI shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding ten percent (10%) of the amount actually due hereunder with respect to any particular Calendar Year, in which case MPI shall bear the reasonable, documented cost of the performance of such audit or examination. MPI shall promptly pay to BVI the amount of any underpayment of royalties revealed by such an examination and review. Any overpayment by MPI of royalties or any other amount paid to BVI revealed by an examination and review shall, in MPI’s sole discretion, (i) be fully-

13
- .

creditable against future payments under this Agreement or (ii) refunded to MPI within thirty (30) Calendar Days of its request.
4.    TECHNOLOGY/REGULATORY TRANSFER; CLINICAL SUPPLY; JOINT STEERING COMMITTEE; DILIGENCE; RELATED MATTERS
4.1    Technology/Regulatory Transfer. Upon execution of this Agreement, (i) BVI shall transfer to MPI, at no additional cost, all BVI Know-How, which shall include but not be limited to all formulation, development, manufacturing, analytical testing, device testing, stability, pre-clinical, and clinical data, trade secrets, and other regulatory data related to any Compound, Product, or pump or other device for the delivery or administration thereof in its possession and (ii) BVI hereby assigns all right, title, and interest in all Regulatory Filings identified in Schedule 4.1 hereto (the “Transferred Regulatory Filings”), to MPI free and clear of all liens, claims, and encumbrances. BVI shall, at BVI’ s cost, take any and all actions requested by MPI to effect the foregoing as promptly as practicable following the execution of this Agreement, which shall include but not be limited to (i) preparing and filing whatever filings, requests or applications are required or deemed advisable to be filed with any Regulatory Authority, if any, in connection with the preceding assignment (including but not limited to, if applicable with respect to the FDA, a “transfer of ownership letter”) and (ii) taking all reasonable actions necessary to enable MPI to undertake the manufacture, Development and Commercialization of Products under this Agreement. Such actions shall include providing MPI with:
i.    copies of all Regulatory Filings;
ii.    any communications with Governmental Authorities or Regulatory Authorities, and the minutes of any meetings with Governmental Authorities or Regulatory Authorities, relating to any Product;
iii.    DMFs and any trial, drug, device, or other master files relating to any Product;
iv.    copies of all data files, analyses, listings and tables of results, and copies of all case report forms from all clinical trials relating to any Product;
v.    copies of all adverse event reports relating to any Product;
vi.    storage of and access permission to any retained samples of materials used in clinical trials relating to any Product;
vii.    access to all contractors, including but not limited to clinical research organizations, involved in the preclinical studies and clinical trials relating to any Product (or the manufacture or supply of any Product or any pump or other devices for the

14
- .

delivery or administration of Product (any device for such delivery or administration, a “Delivery Device”)) and any contracts therewith;
viii.    the data, files and results of any chemistry, manufacturing, or control-related activities regarding any Product; and
ix.    all other information that MPI may reasonably request that may be useful to MPI for the manufacturing of Products or conducting preclinical studies and clinical trials and other Development activities with respect to any Products, or manufacture or Commercialization of any Products.
To the extent BVI Know-How (including, without limitation, any of the items described above) comes into the possession of BVI anytime following the Effective Date, it shall promptly transfer such BVI Know-How to MPI.
4.2    Clinical Supply. Upon the request of MPI, BVI shall deliver to, or make available for pick-up by or on behalf of, MPI, as elected by MPI, all Product, placebo, and Delivery Devices in the possession, or under the control of, BVI or its Affiliates that was manufactured for use in human clinical trials (such Product, placebo, and Delivery Devices, the “Clinical Trial Material”), at no cost to MPI. The amount and type of such Clinical Trial Material is detailed on Schedule 4.2 attached hereto, provided that, notwithstanding the foregoing, MPI shall be responsible for the reasonable, direct, documented cost of shipping such Clinical Trial Material to MPI or MPI’s desired destination therefor. BVI represents and warrants that the specifications for such Clinical Trial Material, which are in compliance with Applicable Law and GMP, are set forth on Schedule 4.2 hereto.
4.3    Regulatory Filings. MPI (or its Affiliates or Sublicensees) will own and be responsible for all Regulatory Filings and Regulatory Approvals in the Territory.
4.4    Contract Assignment. To the extent requested by MPI, BVI shall assign to MPI the contracts identified on Schedule 4.4 or that may be identified in the future hereof and execute all documents and instruments reasonably requested by MPI in connection with such assignment.
4.5    Diligence. MPI shall, during the Term, use Commercially Reasonable Efforts to pursue the Development and Commercialization of a Product. The Parties agree that the efforts of MPI’s Affiliates, Sublicensees, and contractors or consultants of MPI, its Affiliates, or Sublicensees shall constitute the efforts of MPI for purposes of satisfying MPI’s obligations under this Section 4.5. Without limiting the generality of the foregoing, MPI shall, on or before the four (4) year anniversary of the Effective Date (a) achieve the Commencement of Phase 2 Clinical Trial for a Product in the Cardiovascular Field under an IND submitted by MPI or its Sublicensee, or (b) pay BVI [***] Dollars ($[***]) which shall be credited towards the Commencement of Phase 2 Clinical Trial Milestone for a Cardiovascular Field. If MPI fails to do so on or before the four (4) year anniversary of the Effective Date, BVI shall have the right to terminate all rights and licenses granted to MPI under this Agreement with respect to the Cardiovascular Field, provided that (i) BVI provides notice of termination to MPI at least 90 days prior to the fourth (4th) anniversary of the Effective

15
- .

Date and (ii) MPI does not cure such failure prior to the fourth (4th) anniversary of the Effective Date. Following such

16
- .

termination, (x) BVI will reimburse MPI for 50% of all future expenses incurred by MPI or its Sublicensees in connection with the prosecution and maintenance of the Patent Rights and (y) MPI will deduct from payments due to BVI under Section 3.5, 50% of the costs and expenses incurred by MPI and its Sublicensees as of the date of such termination in connection with the prosecution and maintenance of the Patent Rights.
4.6    Joint Steering Committee.
(a)    Establishment. Promptly after execution of this Agreement, the Parties shall establish a joint steering committee to oversee, review and coordinate the activities of the Parties under this Agreement and to facilitate communications between the Parties regarding Development of Products under this Agreement (the “Joint Steering Committee”). Each Party shall name two (2) representatives to the Joint Steering Committee, and either Party may replace any of its representatives to the Joint Steering Committee upon written notice to the other Parties. The representatives will receive no compensation for their service on the Joint Steering Committee.
(b)    Meetings. The Joint Steering Committee shall meet at least once every six (6) months during the term of the Agreement. Such meetings may be in person or by telephonic or video conference. The Joint Steering Committee shall appoint at each meeting a member who shall keep accurate minutes of its deliberations, which record all discussions. The minutes shall be forwarded to the members of the Joint Steering Committee by the minute taker within ten (10) business days after each meeting for comment and approval. The members of the Joint Steering Committee shall be required to submit such comments or approval within two (2) weeks after receipt of the draft minutes, with failure to respond be deemed as approval. All records of the Joint Steering Committee shall at all times be available to all Parties.
(c)    Functions. The Joint Steering Committee shall (i) discuss activities conducted under this Agreement with respect to Development of Products under this Agreement, (ii) coordinate the technology transfer for Product; (iii) make recommendations to MPI relating to the pre-clinical and clinical Development strategy; (iv) discuss the ongoing pre-clinical and clinical development of the Product; and (v) assisting the Licensee to prepare pre-clinical and clinical development budgets. The Joint Steering Committee is solely a forum for discussion and shall have no decision making authority, provided, however, that MPI will reasonably consider advice provided to it by the Joint Steering Committee.
4.7    Development Plan and Progress Reports. No later than April 1 of each Calendar Year until the third Calendar Year after the Calendar Year of the First Commercial Sale, MPI shall prepare and provide to BVI and the Joint Steering Committee an annual written plan and strategy describing in reasonable detail MPI’s proposed activities to fulfill its obligations under Section 4.5 of this Agreement during such Calendar Year (each, a “Development Plan”). The Development Plan shall at a minimum contain with respect to the relevant Calendar Year: (a) MPI’s proposed budget dedicated to the development of Products, (b) MPI’ s plans for research, development and commercialization activities for the Products, and (c) MPI’s planned activities regarding sublicensing. This Section 4.7 will not be deemed to create any obligation beyond MPI’ s obligations to use Commercially Reasonable Efforts to pursue the Development and Commercialization of a Product under Section 4.5. Each

17
- .

Development Plan provided by MPI (other than the first Development Plan), shall also include a progress report with respect to the preceding Calendar Year, which shall detail the progress achieved by MPI with respect to the development of Products during the preceding year in furtherance of the Development Plan.

5.	PATENT PROSECUTION AND MAINTENANCE.
5.1    Prosecution and Maintenance by MPI. MPI shall assume and have primary responsibility for, and use Commercially Reasonable Efforts to pursue, the filing, prosecution, and maintenance of the BVI Patents, at MPI’s sole cost and expense. BVI shall take all actions reasonably requested by MPI, at MPI’s sole cost and expense (other than costs related to Paul Glidden’s time, which shall be compensated as set forth in a separate consulting agreement between Paul Glidden and MPI), in connection with the transition to MPI of such filing, prosecution, and maintenance, including without limitation, facilitating communication with BVI’s patent counsel.
5.2    Abandonment by MPI; Prosecution and Maintenance by BVI. If MPI provides BVI with written notification that it will no longer support or pursue the filing, prosecution, or maintenance of a specified BVI Patent in a particular country, then (A) MPI’s responsibility for such filing, prosecution, or maintenance of such BVI Patent in such country, and the fees and costs related thereto, will terminate on the earlier of (x) the date sixty (60) Calendar Days after BVI’ s receipt of such written notice from MPI or (y) BVI’s assumption of the filing, prosecution and maintenance of such BVI Patent in such country, (B) BVI shall have the right, upon written notice to MPI given during such sixty (60) Calendar Day period, to assume control of, and responsibility for, the filing, prosecution, or maintenance of such BVI Patent in such country, at BVI’s expense, and (C) such BVI Patent shall on the going-forward basis be excluded from the license grant to MPI under Section 2.1.
5.3    Patent Term Extensions. MPI shall promptly notify BVI of the issuance of each Regulatory Approval and, where reasonably and legally possible and reasonably useful or materially valuable in the Commercialization of Products, use Commercially Reasonable Efforts to apply (or cause its Affiliates or Sublicensee(s) to apply) for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by Applicable Laws (collectively, “Patent Term Extensions”) in the relevant country(ies) of the Territory. BVI shall, if and as requested by MPI, (i) use Commercially Reasonable Efforts to, assist MPI, its Affiliates, and Sublicensees in obtaining all available Patent Term Extensions and (ii) take all actions necessary to obtain all Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable.

6.	PATENT INFRINGEMENT.
6.1    Notice. If either Party becomes aware of any actual, potential, or alleged infringement of any of the rights to BVI Patents granted to MPI under this Agreement with respect to Products, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement. Notwithstanding the foregoing,

18
- .

each Party shall notify the other Party within two (2) Business Days of its receipt of, or receipt of notice of, any Paragraph IV Certification.
6.2    Infringement of BVI Patents. With respect to any actual, potential, or alleged infringement of the rights to BVI Patents in the Field, which shall include, to the extent permitted under Applicable Law, any infringement or other claims resulting from, or legal actions or proceedings enabled or permitted by, any Paragraph IV Certification, MPI shall have the first and primary right, but not the obligation, to, at its expense, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect thereto. In any such litigation brought by MPI, MPI shall have the right to use and sue in BVI’s name and join BVI as a party to such litigation, and BVI shall cooperate reasonably with respect thereto, as requested by MPI, at MPI’s cost. If, within one hundred eighty (180) Calendar Days of the notice in Section 6.1 (or, in the case of a Paragraph IV Certification, thirty-five (35) Calendar Days from the date of MPI’s receipt of the Paragraph IV Certification or notice thereof from BVI), MPI shall, (i) have been unsuccessful in persuading the actual, potential, or alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement or other action with respect to such actual, potential, or alleged infringement or Paragraph IV Certification, or (iii) has not entered into settlement discussions with respect to such actual, potential, or alleged infringement or Paragraph IV Certification, or if MPI notifies BVI that it has decided not to undertake any of the foregoing against any such alleged, potential, or actual infringer or Third Party making such Paragraph IV Certification, then BVI shall have the right, at its expense, to bring suit to enforce such BVI Patents against such actual, alleged, or potential infringer, or take action with respect to such Paragraph IV Certification, at its own expense, unless MPI has provided BVI with a reasonable strategic rationale for not taking action to terminate such actual, potential, or alleged infringement or with respect to such Paragraph IV Certification. Notwithstanding the foregoing, BVI shall not, and shall not permit any Affiliate thereof or Third Party to, proceed against an alleged infringer of the BVI Patents in the Territory in the Field (1) unless significant damages are reasonably expected to be recovered from the infringer in such proceeding and (2) without first consulting with MPI regarding the strategy for such proceeding and considering in good faith MPI’s comments regarding such proceeding.
6.3    Infringement of Third Party Rights. In the event that a claim of infringement of a Third Party’s Patents is made or brought against either Party with respect to the manufacture, use, sale, or importation of the Product, the Party receiving such claim shall promptly inform the other Party in writing, and the Parties shall consult with each other in order to develop a strategy for addressing the alleged infringement. Each Party shall reasonably cooperate with the other Party, as reasonable requested thereby, in any investigations undertaken to determine any potential infringement. As between the Parties, MPI (and/or its Affiliates and Sublicensees) shall have the first and primary right, but not the obligation, at its own expense (subject to Section 6.6) to defend, control the defense of, and/or settle any such claim against MPI, its Affiliates, or Sublicensees, using counsel of its own choice.
6.4    Litigation Control. The Party pursuing or controlling any action or defense under Section 6.2 or 6.3 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment,

19
- .

or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to

20
- .

entering into any settlement or voluntary disposition thereof, (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) subjects the Secondary Party to any non-indemnified liability or obligation or (2) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in advance and in writing by the Secondary Party, (iii) any settlement, consent judgment or other voluntary disposition of such actions which materially limits the scope, validity, or enforceability of, or otherwise may adversely affect, any BVI Patents shall not be entered into, consented to, approved, or agreed upon without the other Party’s prior written approval, and (iv) any settlement, consent judgment or other voluntary disposition of such actions that would reasonably be expected to materially adversely affect the BVI Patents, MPI Patents or ability of MPI to manufacture, Develop or Commercialize Products shall not be entered into, consented to, approved, or agreed upon without MPI’s prior written consent. With respect to clause (ii) or (iii) above in this Section 6.4, the Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within fifteen (15) Business Days of any request for such approval by the Controlling Party, provided that (X) in the event Secondary Party wishes to deny such approval, such notice shall include a written description summarizing the Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (Y) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) Business Day period. Any recovery or damages received by the Controlling Party with respect to the infringement of the rights to BVI Patents granted under this Agreement, or in settlement of any matter subject to Section 6.2 or 6.3, shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action or settlement, and the remainder shall be split ninety percent (90%) to Controlling Party and ten percent (10%) to Secondary Party Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any proceeding governed by this Section 6.4.
6.5    Reimbursement. Each Party shall invoice the other Party for any reasonable, documented costs incurred that are to be borne by the other Party pursuant to this Section 6. Each Party shall pay the other Party such amounts within thirty (30) Calendar Days of the date of any such invoice.

7.	CONFIDENTIALITY
7.1    Confidentiality Obligations. The Parties agree that, for the Term and for five (5) years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party.
7.2    Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:
(a)    made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in

21
- .

each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;
(b)    otherwise required to be disclosed by any applicable law, rule, or regulation (including, without limitation, the U.S. federal securities laws and the rules and regulations promulgated thereunder) or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;
(c)    made by such Party, in connection with the performance of this Agreement, to such Party’s Affiliates, licensees or sublicensees, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted by this Agreement, and provided that each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations no less than substantially as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or
(d)    made by such Party to existing or potential acquirers, existing or potential collaborators, licensees, licensors, sublicensees, investment bankers, accountants, attorneys, existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party (or such Party’s acquisition of, or merger with, a Third Party), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys or accountants, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement and the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.
7.3    Publicity. Press releases or other similar public communication by either Party not required by any applicable law, rule, or regulation or the requirements of any stock exchange to which a Party is subject and disclosing the existence or terms of this Agreement, or concerning either Party’s performance or exercise of its rights under this Agreement, will require the advance written approval of the other Party, provided that BVI will not unreasonably withhold, condition, or delay any such approval sought by MPI. The foregoing notwithstanding, communications required by any applicable law, rule, or regulation or the requirements of any stock exchange to which a Party is subject, and disclosures of information for which consent has previously been obtained, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof, provided that, with respect to any such communications required by any applicable law, rule, or regulation or the requirements of any stock exchange to which a Party is subject, the Party required to make such

22
- .

disclosure shall, to the extent reasonable practicable and such disclosure does not include information for which consent has previously been obtained, provide the other Party a reasonable opportunity to review and comment on such communications.

8.	TERM AND TERMINATION
8.1    Term. This Agreement shall become effective on the Effective Date and shall continue, on a country-by-country and Product-by-Product basis, until the earlier of (i) the expiration of the Royalty Term for a particular Product in a particular country or (ii) the effective date of termination pursuant to Section 8.2 or 8.3 (the period from the Effective Date until such expiration or termination, the “Term”). Upon expiration of this Agreement pursuant to clause (i) above with respect to a particular Product and country, MPI and its Affiliates shall have, and are hereby granted, the perpetual, unrestricted, irrevocable, fully-paid, royalty-free, exclusive right, with rights of sublicense, to make, have made, use, sell, offer for sale, and import such Product in such country in the Field.
8.2    Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such material breach is not cured within ninety (90) Calendar Days (forty-five (45) Calendar Days with respect to undisputed payment defaults) of such written notice or if such breach cannot be reasonably cured within 90 days, but the breaching Party has commenced reasonable actions to cure such breach, then such longer period as may be required to cure such breach provided that the breaching Party continues to diligently cure such breach, and (b) the non-breaching Party provides notice confirming such termination within thirty (30) Calendar Days following the expiration of such ninety (90) or forty-five (45) Calendar Day period, as applicable, without cure of such material breach. The foregoing notwithstanding, if such material breach is cured or remedied or shown to be non-existent or not material within the aforesaid ninety (90) or forty-five (45) Calendar Day period, as applicable, the non-breaching party’s notice(s) hereunder shall be automatically withdrawn and of no effect.
8.3    Termination for Convenience by MPI. This Agreement may be terminated by MPI, in its sole discretion, upon sixty (60) Calendar Days’ written notice to BVI.
8.4    Effects of Termination.
(a)    Upon any termination of this Agreement other than the expiration of this Agreement or a termination of this Agreement by MPI pursuant to Section 8.2, MPI shall cease all Development and Commercialization of the Products, provided that MPI shall have the right, subject to MPI’ s payment of royalties as required under Section 3.2, of selling, within twelve (12) months of the date this Agreement is terminated (the “Termination Date”), any finished Products or Products in inventory or the process of manufacture as of the Termination Date.
(b)    Notwithstanding any provision herein to the contrary, in the event (A) MPI or an Affiliate thereof has entered into any sublicense agreement granting any Third Party rights to Develop and/or Commercialize Products as permitted by this Agreement, (B) this Agreement is

23
- .

terminated, and (C) such sublicense is in effect as of such termination, such sublicense granted hereunder and such Sublicensee’s rights under such sublicense will survive

24
- .

such termination, with BVI as the Sublicensee’s direct licensor, provided that such Sublicensee delivers to BVI within ninety (90) Calendar Days after termination of this Agreement a license agreement, executed by such Sublicensee and proposed thereby for execution by BVI, that is consistent with the terms and conditions set forth in this Agreement with respect to the BVI Technology, as reasonably modified to be no greater in scope than the scope of the sublicense granted to Sublicensee with respect to territory, duration/term of sublicense grant, Products, fields of use, etc. (e.g. if the Sublicensee’s sublicense, as in effect immediately prior to such termination, included rights and obligations only with respect to a particular Product, country, and/or indication, the New License Agreement shall only include rights and obligations with respect to such a particular Product, country, and/or indication) (such a license agreement, a “New License Agreement”), provided, further, that (a) such New License Agreement shall not be required to impose any obligations on such Sublicensee in excess of those obligations of MPI under this Agreement corresponding to such Sublicensee’s rights to BVI Technology, and BVI shall not be entitled to impose any additional obligations on such Sublicensee as a condition to BVI’ s execution of a New License Agreement therewith; and (b) BVI shall not have any obligations to such Sublicensee in excess of those obligations corresponding to, and consistent with, those of BVI set forth in this Agreement with respect to the applicable rights of such Sublicensee to BVI Technology. BVI shall promptly (but in any event, within two Business Days) execute any New License Agreement, provided that all of the conditions thereto for the benefit of BVI in subclauses (a) — (b) above have been materially satisfied, and BVI shall not require, as a condition to its exercise of any New License Agreement, that any Sublicensee assume any obligations or liabilities in connection with the rights to BVI Technology that are greater than the corresponding obligations and liabilities of MPI under this Agreement.
(c)    Upon termination of this Agreement by MPI pursuant to Section 8.3 or BVI pursuant to Section 8.2 where there are no Sublicensees on the Effective Date of such termination, the following shall apply:
(i)    at BVI’ s written request, MPI shall promptly provide to BVI all documents, materials, instruments, records and data (m) generated or developed solely by MPI solely in connection with the Development of the Product during the term of this Agreement, (n) in MPI’ s possession and Control and (o) necessary to make, use, develop, sell or seek regulatory approval to market, solely the Products (provided that MPI shall be allowed to retain one copy) (collectively, “MPI Know-How”), including the following generated or developed solely by MPI and solely in connection with the Development of the Product: (w) all preclinical data, human clinical experience database and any other data or information in its possession and Control that is necessary to make, use, develop, sell or seek regulatory approval to market solely the Product; (x) all Regulatory Approvals and related filings in its possession and Control related solely to the Products; (y) copies of all material Know-How in its possession and Control necessary to make, use, develop, sell or seek regulatory approval to market solely the Products; and (z) copies of all correspondence in its possession and Control with the FDA or equivalent foreign Regulatory Authorities relating solely to the Products;
(ii)    MPI shall provide BVI with a report summarizing its Development activities and the results up to termination;

25
- .

(iii)    MPI shall be deemed without any further action to have granted to BVI a non-exclusive, worldwide, royalty-bearing license (including the right to grant sublicenses), under the (m) MPI Know-How and (n) Patents Controlled by MPI on the effective date of termination solely covering inventions (x) conceived and reduced to practice by MPI solely in connection with the Development of the Product and (y) necessary to make, use and sell Product, for use by BVI as reasonably necessary to develop, have developed, make, have made, use, have used, offer for sale, sell, have sold, import and have imported the Products. If MPI terminates this Agreement for its convenience, then MPI will not grant such rights to any third party for Products in the Cardiovascular Field or treating myeloproliferative disorders (the “BVI Field”). In the event this Agreement is terminated for MPI’s breach of this agreement, MPI will negotiate terms and conditions of an exclusive license agreement in the BVI Field with BVI in good faith.
Section 2.2 shall apply mutatis mutandis to any sublicense of the rights granted by MPI under this Section 8.4(c)(iii) as they apply to MPI and, solely for such purpose, each reference in each such Section (and any related defmitions) to (A) MPI shall be deemed to be a reference to BVI, (B) BVI shall be deemed to be a reference to MPI and (C) a Sublicensee shall be deemed to be a reference to a licensee or sublicensee of BVI. BVI shall pay MPI a royalty equal to 3% of Net Sales. For purposes of this Section 8.4(c)(iii), the definition of “Net Sales,” and Sections 3.6 through 7.14 shall apply mutatis mutandis to the calculation, payment, recording, and auditing of BVI’s obligations to pay royalties under this Section 8.4(c)(iii) as they apply to MPI and, solely for such purpose, each reference in each such Section (and any related definitions) to (M) MPI shall be deemed to be a reference to BVI, (N) BVI shall be deemed to be a reference to MPI and (0) a Sublicensee shall be deemed to be a reference to a licensee or sublicensee of BVI. In the event BVI breaches any provision of this Section 8.4(c)(iii), MPI shall have the right to terminate the license and all of the rights granted to BVI under this Section 8.4(c)(iii) upon thirty (30) days written notice, unless such breach is cured within such thirty (30) day period. Upon such termination MPI shall cease all use, and destroy all copies, of MPI Know-How.
8.5    Remedies. Any rights or remedies set forth in this Section 8 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties
8.6    Survival. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration, and any termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect. The following provisions shall survive any expiration or termination of this Agreement: Sections 1, 7, 8.4, 8.6, 10, 11 and 12, together with any Sections referenced in such surviving provisions or necessary to give them effect.

26
- .

9.	REPRESENTATIONS AND WARRANTIES
9.1    Representations and Warranties of BVI. BVI represents and warrants to MPI as follows:
(a)    BVI is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.
(b)    BVI has full power and authority to execute, deliver and perform this Agreement. There are no liens or other encumbrances on the BVI Technology, BVI Transferred Regulatory Filings, or any part of either of the foregoing which would interfere with the rights granted, or assignment of assets, to MPI hereunder. This Agreement constitutes the legally binding and valid obligation of BVI, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.
(c)    The execution, delivery and performance by BVI of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which BVI or any Affiliate thereof is a party.
(d)    There is no action, suit, proceeding or investigation pending or, to BVI’s and its Affiliates’ knowledge, currently threatened orally or in writing against or affecting BVI or any Affiliate thereof that questions the validity of this Agreement, the validity or ownership of any BVI Patent(s), or the right of BVI to enter into this Agreement or consummate the transactions contemplated hereby and, to BVI’s and its Affiliates’ knowledge, there is no basis for the foregoing.
(e)    To the best of BVI’s and its Affiliates’ knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, or any Third Party, on the part of BVI or any Affiliate thereof is required in connection with the execution, delivery and performance of this Agreement.
(f)    To the best of BVI’s and its Affiliates’ knowledge, BVI has disclosed in writing to MPI all Patents Controlled by BVI or its Affiliates as of the Effective Date which Cover any Products, or which are necessary or appropriate to develop, manufacture and commercialize Products in the Field, and all such Patents are set forth on Schedule 1.5 attached hereto.
(g)    There are no inventors of BVI Patents other than those listed as inventors on the Initial BVI Patents as they exist as of the Effective Date, and no BVI Patents are subject to any assignment of obligation of assignment, in whole or in part, to any Third Party.

27
- .

(h)    No research or Development of the BVI Technology, manufacture of Products, or research leading to the inventions Covered by the BVI patents was supported

28
- .

in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.
(i)    The BVI Technology is wholly-owned by BVI, free and clear of all mortgages, pledges, charges, liens, equities, security interests, shop rights, or other encumbrances or similar agreements, or any other obligation, except as disclosed on Schedule 9.1.
(j)    No Third Party or Affiliate of BVI has any rights or ownership interest in any BVI Technology, and neither BVI nor any Affiliate thereof obtained rights to any of the BVI Technology by license or any similar contract or agreement with any Third Party or Affiliate of BVI.
(k)    Neither BVI nor any Affiliate thereof is aware of any Third Party intellectual property rights (including any Patent(s)) that were (prior to the Effective Date) or would be (following the Effective Date) infringed, misappropriated, or otherwise violated by the, or that are reasonably required for the anticipated, use, manufacture, sale, import, export, Development, or Commercialization of any Products or any Delivery Device(s) previously used, or that would reasonably required, for the delivery or administration of any Product.
(l)    BVI is not aware of, and does not own or control (by license or otherwise), any intellectual property rights (including but not limited to any Patent(s)) claiming or concerning (i) any Delivery Device(s) used with respect to any Product prior to the Effective Date, or any portion or component thereof, or (ii) the use or manufacture of any of the foregoing.
(m)    No written or oral communication has been received by BVI or any Affiliate thereof, and no investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action) or any related Governmental Authority or Regulatory Authority review is or, in respect of any Product, to the knowledge of the BVI or any Affiliate thereof, was at any time pending or is threatened by any Governmental Authority or Regulatory Authority with respect to (i) any alleged or actual violation by the BVI, any Affiliate thereof, or any contractor of either of the foregoing of any permit, Applicable Law or other requirement of any Governmental Authority or Regulatory Authority relating to the operations conducted by or on behalf of BVI or any Affiliate thereof with respect to any Product or BVI Technology or (ii) any alleged or actual failure to have or maintain in effect all permits required in connection with the operations conducted by or on behalf of BVI or any Affiliate thereof with respect to any Product or BVI Technology. Neither BVI or any Affiliate thereof has received from the FDA, the U.S. Drug Enforcement Administration (“DEA”), or any similar state, local, federal, or foreign Governmental Authority or Regulatory Authority any written notice regarding the approvability or approval of any Products. With respect to any Products, no officer, employee or, to the knowledge- of BVI or any Affiliate thereof, agent of the BVI has made any untrue statement of a material fact or a fraudulent statement to the FDA, DEA or any similar state, local, federal, or foreign Governmental Authority or Regulatory Authority, failed to disclose any material fact required to be disclosed to the FDA, the

29
- .

DEA or any similar state, local, federal, or foreign Governmental Authority or Regulatory Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for the FDA, the DEA or any similar state, local, federal or foreign Governmental Authority or Regulatory Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor has any director, officer, employee or, to the knowledge of BVI or any Affiliate thereof, agent of BVI or any Affiliate thereof been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Article 335a(a) (or any similar law, rule, or regulation) or authorized by 21 U.S.C. Article 335a(b) (or any similar law, rule, or regulation inside the United States or in any jurisdiction outside the United States).
(n)    To the knowledge of BVI and its Affiliates, BVI and its Affiliates have taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to Products and BVI Technology.
(o)    Neither BVI nor any Affiliate thereof is aware of any Third Party activities which would constitute misappropriation or infringement of any BVI Technology.
(p)    BVI owns all right, title, and interest to the Transferred Regulatory Filings free and clear of all liens, claims, and encumbrances (except as disclosed on Schedule 9.1), the Transferred Regulatory Filings constitute the only Regulatory Filings concerning any Product made or submitted prior to the Effective Date, and there are no Regulatory Approvals or other Regulatory Filings in place or effective in any jurisdiction with respect to any Product.
(q)    Except as disclosed on Schedule 9.1, the Transferred Regulatory Filings are and have been filed, updated, and maintained in accordance with Applicable Laws and pharmaceutical industry standards, and neither BVI nor any Affiliate thereof has received nor been the subject of, nor is aware of any information for which one would reasonably expect BVI or any Affiliate thereof to receive or be the subject of, any correspondence or other action on the part of any Regulatory Authority which would or could reasonably be expected to have a material adverse effect on any study with respect to the Product or on the Development or Commercialization of any Product.
(r)    All information provided to MPI, its Affiliates, and their employees, officers, directors, agents, and other representatives by or on behalf of BVI or any Affiliate thereof with respect to Products and the BVI Technology has been accurate, and there is no information known to, or in the possession or control of, BVI or any Affiliate thereof related to any Product or the BVI Technology that has not been provided to MPI prior to the Effective Date.

30
- .

(s)    All Clinical Trial Material has been manufactured, handled, shipped, and stored in accordance with Applicable Laws and GMP and strictly conforms to the specifications therefor set forth on Schedule 4.2 attached hereto (the “Specifications”).
(t)    All Development of Product performed prior to the Effective Date was performed in accordance with GLP, GCP, and all Applicable Laws, all human clinical studies of Products performed prior to the Effective Date were performed in accordance with the protocols established therefor, and all Product or placebo administered to patients or subjects in any such studies was, and any Delivery Device(s) used in any such studies were, manufactured, handled, shipped, and stored in accordance with GMP, Applicable Laws, and the Specifications.
9.2    Representations and Warranties of MPI. MPI represents and warrants to BVI as follows as of the Effective Date:
(a)    MPI is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to operate its properties and to carry on its business as presently conducted.
(b)    MPI has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of MPI, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.
(c)    The execution, delivery and performance by MPI of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to MPI, its business or its assets.
(d)    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of MPI is required in connection with the execution, delivery and performance of this Agreement.
(e)    There is no action, suit, proceeding or investigation pending or, to MPI’ s knowledge, currently threatened against or affecting MPI or that questions the validity of this Agreement, or the right of MPI to enter into this Agreement or consummate the transactions contemplated hereby and, to MPI’s knowledge, there is no reasonable basis for the foregoing.
9.3    Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING SECTIONS 9.1 AND 9.2, AS APPLICABLE, THE PARTIES MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF

31
- .

SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF THE COMPOUND OR PRODUCT UNDER THIS AGREEMENT.

10.	INDEMNITIES; LIMITS ON LIABILITY
10.1    Indemnification by BVI. Subject to Section 10.3, BVI hereby agrees to defend, indemnify and hold harmless MPI, its Affiliates, Sublicensees, any contractors of any of the foregoing, and each of their directors, officers, employees, agents, and other representatives (“MPI Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by Third Parties (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of BVI’ s, its Affiliates’, or BVI’ s or its Affiliates’ officers’, directors’, employees’, contractors’, agents’, or other representatives’ (i) negligence or willful misconduct, (ii) breach of any warranty by BVI under Sections 4.2, 7 or 9.1 of this Agreement, (iii) failure to comply with any Applicable Law, except in each case to the extent resulting from any MPI Indemnitee’s: (A) negligence or willful misconduct, (B) breach of this Agreement, or (C) failure to comply with any Applicable Laws.
10.2    Indemnification by MPI. Subject to Section 10.3, MPI hereby agrees to indemnify, defend and hold BVI, its Affiliates, and BVI’s and its Affiliates’ officers, directors, employees, contractors, agents, and other representatives (collectively, “BVI Indemnitees”) harmless from and against any Losses resulting from Claims brought against any BVI Indemnitee(s) resulting from MPI’s, its Affiliates’, Sublicensees’ or any MPI Representative’s (i) negligence or willful misconduct, (ii) breach of Section 7 or 9.2 of this Agreement, or (iii) failure to comply with Applicable Laws, except to the extent such Losses result from any BVI Indemnitee’s (A) negligence or willful misconduct, (B) breach of this Agreement, or (C) failure to comply with any Applicable Laws.
10.3    Indemnification Procedures. Each Party’s agreement to indemnify, defend, and hold harmless under Section 10.1 or 10.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) Calendar Days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability

32
- .

on the part of the indemnified party without the prior written consent of the indemnified party, and in no event may the indemnifying Party

33
- .

settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may adversely affect any portion of the BVI Technology, or MPI’s ability to exploit BVI Technology, without MPI’s prior written consent.
10.4    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 10.1 AND 10.2, BVI’S OR ITS AFFILIATES DIRECT OR INDIRECT VIOLATION OF THE EXCLUSIVE RIGHTS GRANTED TO MPI HEREUNDER OR EITHER PARTY’S LIABILITY FOR A BREACH OF SECTION 7.
10.5    Insurance. Each party shall carry and maintain insurance of the types and in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities. Such insurance will insure against all liability, including but not limited to, bodily injury or property damage arising out of the manufacture, sale, distribution, marketing, Development or Commercialization of Products. Such insurance shall include commercial general liability insurance, including product liability insurance, which coverage shall have limits of liability which are commercially reasonable for the U.S. pharmaceutical industry. Notwithstanding the foregoing, (i) BVI shall not be required to obtain product liability insurance and (ii) MPI shall not be required to obtain product liability insurance until such time as it doses a patient with Product in human clinical trials. Such coverage shall be maintained by each party for not less than three (3) Calendar Years following expiration or termination of this Agreement or if such coverage is of the “claims made” type, for five (5) Calendar Years following expiration or termination of this Agreement. Upon written request from a party, the other party shall promptly provide written evidence (e.g., certificates) of such insurance that is reasonably satisfactory to the requesting Party.

34
- .

11.    DISPUTE RESOLUTION. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the Chief Executive Officer of BVI and the Chief Executive Officer of MPI or their designees (or, in the case of a Party that does not have a Chief Executive Officer, the highest-ranking executive officer thereof or their designee) (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) Calendar Days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on fifteen (15) Business Days notice to the other Party following the expiration of the thirty (30) Calendar Day period referenced above (the “Initiation Notice”), under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration shall be New York, New York. BVI and MPI shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator within fifteen (15) Business Days of the Initiation Notice, the arbitrator selected by the other Party within such fifteen (15) Business Day period shall be entitled to select such arbitrator. The arbitration shall be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by AAA to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party. Notwithstanding the foregoing, either Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction in accordance with Section 12.5 as necessary to enforce its rights hereunder without the requirement of arbitration

12.	MISCELLANEOUS
12.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any governmental authority or the other Party, provided that, notwithstanding the foregoing, the payment of amounts due under this Agreement may not be delayed due to a force majeure affecting the Party required to make such payment.
12.2    Assignment. Neither Party may assign this Agreement, or any of its rights or obligations hereunder without the other Party’s prior written consent, provided that (X) neither Party will unreasonably withhold, condition, or delay any such consent sought by the other Party; and (Y) each Party will, notwithstanding anything to the contrary, be entitled, without the other Party’s prior written consent, to assign or transfer this Agreement: (i) in connection with the transfer or sale

35
- .

of all or substantially all of such Party’s assets or business (or that portion thereof related to the subject matter of this Agreement), (ii) in the event of such Party’s merger, consolidation, reorganization, change of control or similar transaction, or (iii) to an Affiliate of such Party. Any permitted assignee of either Party will, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement, or any of such Party’s rights or obligations hereunder, in violation of this Section 12.2 will be void.
12.3    Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of the Agreement shall not affect the validity of this Agreement as a whole.

36
- .

12.4    Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To MPI:	To BVI:
557 Seventh Street	16506 Los Morros
Brooklyn, NY 11215	PO Box 2343
Attn: Dan DiPietro	Rancho Santa Fe, CA 92067 Attn: John Parrish
All such notices, consents or reports shall be effective upon receipt.
12.5    Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than the state of New York and excluding the United Nations Convention on Contracts for the International Sales of Goods. Subject to Section 14, each Party (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York located in New York, New York and any State courts sitting in New York, New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Courts do not have any jurisdiction over such Party.
12.6    Entire Agreement. This Agreement (including the Schedules or Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.
12.7    Interpretation. The captions to the several Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation”, “including but not limited to”, or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. The Parties expressly agree that any ambiguity in this Agreement shall not be construed against the Party who drafted this Agreement or the relevant provision hereof.
12.8    Independent Contractors. It is expressly agreed that MPI and BVI shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither MPI nor BVI shall

37
- .

have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.
12.9    Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.
12.10    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
12.11    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.
12.12    United States Dollars. References in this Agreement to “Dollars”, “dollars”, or “$” shall mean the legal tender of the United States of America.
12.13    No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.
12.14    Responsibility for Affiliates. The Parties recognize that each Party may perform some or all of its obligations, or exercise its rights, under this Agreement through such Party’s Affiliates, provided, however, that each Party shall remain responsible for the payment and performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement. Any breach of any provision of this Agreement by any Affiliate of a Party shall be deemed a breach hereof by such Party, with such Party being liable hereunder with respect to such breach as if such Party itself had breached this Agreement.
[SIGNATURE PAGE TO FOLLOW.]

38
- .

IN WITNESS WHEREOF, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

BIOVASCULAR, INC. BY: /s/ John H. Parrish NAME: John H. Parrish TITLE: President/CEO	MILLS PHARMACEUTICALS, LLC BY: /s/ Peter Barber NAME: Peter Barber TITLE: Manager

39
- .

SCHEDULE 1.5
BVI Patents

1.	US patent 6,585,995 B1

2.	US Patent Application 20130022671

3.	Issued UK Patent GB 2462022B

4.	Issued UK Patent GB 2460915B

5.	PCT/US2009/003632 (Publication No. WO 2010/005480) and related regional and national applications

40
- .

SCHEDULE 3.1
Post Closing Deliverables

1.
Executed payoff letter with Pharmaceuticals International, Inc. (“Pii”) that is satisfactory to MPI and includes an agreement to release all data, information and material currently held by Pii without further compensation to Pii by MPI.

2.	Executed Consent and Assignment Agreement between Comerica Bank, BVI and MPI.

3.	Amended and Executed Forbearance Agreement with Comerica Bank.

4.	Written confirmation from Anapharm Inc. or it successor that it will release all data and methods currently under its control without further compensation by MPI.

5.	Authorization letter directing former service providers to disclose confidential information, reports and data generated on BVI’s behalf to MPI.

41
- .

SCHEDULE 3.8
Amounts to be paid to Comerica Bank

1.	$[***] of the $[***] due pursuant to Section 3.1 shall be paid to Comerica Bank

2.	[***]% of all royalty payments due pursuant to Section 3.2 shall be paid to Comerica Bank

3.	The following amounts due pursuant to Section 3.5 with respect to Products outside of the Cardiovascular Field:

a.	$[***] of the $[***] due pursuant to Section 3.5 upon commencement of Phase 2 Clinical Trial under an IND submitted by MPI or its Sublicensee shall be paid to Comerica Bank

b.	$[***] of the $[***] due pursuant to Section 3.5 upon commencement of Phase 3 Clinical Trial under an IND submitted by MPI or its Sublicense shall be paid to Comerica Bank

c.	$[***] of the $[***] due pursuant to Section 3.5 upon acceptance by FDA of an NDA submitted by MPI or its Sublicensee shall be paid to Comerica Bank

d.	$[***] of the $[***] due pursuant to Section 3.5 upon acceptance by FDA of an NDA submitted by MPI or its Sublicensee shall be paid to Comerica Bank

e.
The lesser of (i) $[***] due pursuant to Section 3.5 or (ii) an amount equal to the remaining balance of the Indebtedness (as defined in the Consent and Assignment Agreement between Comerica Bank, BVI and MPI) owed by BVI to Comerica upon the First Commercial Sale in two of the following five countries: France, Germany, Spain, Italy; and the United Kingdom.

4.	The following amounts due pursuant to Section 3.5 with respect to Products in the Cardiovascular Field:

a.	$[***] of the $[***] due pursuant to Section 3.5 upon commencement of Phase 2 Clinical Trial under an IND submitted by MPI or its Sublicensee shall be paid to Comerica Bank

b.	$[***] of the $[***] due pursuant to Section 3.5 upon commencement of Phase 3 Clinical Trial under an IND submitted by MPI or its Sublicense shall be paid to Comerica Bank

c.	$[***] of the $[***] due pursuant to Section 3.5 upon acceptance by FDA of an NDA submitted by MPI or its Sublicensee shall be paid to Comerica Bank

d.	$[***] of the $[***] due pursuant to Section 3.5 upon acceptance by FDA of an NDA submitted by MPI or its Sublicensee shall be paid to Comerica Bank

e.
The lesser of (i) $[***] due pursuant to Section 3.5 or (ii) an amount equal to the remaining balance of the Indebtedness (as defined in the Consent and Assignment Agreement between Comerica Bank, BVI and MPI) owed by BVI to Comerica upon the First Commercial Sale in two of the following five countries: France, Germany, Spain, Italy; and the United Kingdom.

42
- .

SCHEDULE 4.1
Transferred Regulatory Filings

1.	US IND filed with the Division of Medical Imaging and Hematology Products of the FDA.

2.	US IND filed with the Division of Cardiovascular and Renal Products of the FDA.

3.	IMPD filed with BfArM in Germany.

43
- .

SCHEDULE 4.2
Clinical Trial Material
1.    Clinical trial material manufactured and stored at Pii

44
- .